Exhibit 99.1

Ladder Announces Successful Completion of Senior Notes Offering

NEW YORK--(BUSINESS WIRE)--August 1, 2014--Ladder Capital Corp (“Ladder”) (NYSE:LADR) today announced the closing of an offering of $300 million in aggregate principal amount of 5.875% senior notes due 2021 (the “Senior Notes”) by Ladder Capital Finance Holdings LLLP and Ladder Capital Finance Corporation, subsidiaries of Ladder. Ladder intends to use the net proceeds of the offering to repay certain funding indebtedness and for general corporate purposes, including additional originations and investments in Ladder’s core investment products.

The Senior Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Senior Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell the Senior Notes, nor a solicitation for an offer to purchase the Senior Notes.

About Ladder

Ladder is a leading commercial real estate finance company that originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton, Los Angeles and San Francisco.

Forward-Looking Statements

This message may contain forward-looking statements based on current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by the company. Words such as “may,” “will,” “should,” “could,” “predicts,” “projects,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, intentions regarding the application of the net proceeds of the offering. Such statements speak only as of the date hereof and are subject to change. Ladder undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

CONTACT:
Ladder Capital Corp Investor Relations
(917) 369-3207
investor.relations@laddercapital.com